Exhibit 99.1

Energy Search Incorporated 280 Ft. Sanders West Blvd. Suite 200, Knoxville, TN 37922 Telephone: 865-531-6562 Telefax: 865-531-1435	NEWS RELEASE

Contact:	Charles P. Torrey Chief Executive Officer 800-551-5810

For Immediate Release:

Energy Search, Incorporated
Announces Signing of Merger Agreement

KNOXVILLE, Tenn., May 23, 2001 /PRNewswire/--Energy Search, Incorporated (Nasdaq:EGAS) ("Energy Search") announced today that it has entered into a definitive merger agreement with EOG Resources, Inc. (NYSE: EOG) ("EOG") for EOG to acquire Energy Search .

The common and preferred shareholders of Energy Search will each receive $8.22 per share for all outstanding shares of Energy Search. This represents a premium of approximately $1.40 (21%) over the average closing price of Energy Search common stock during the previous 20 trading days. The merger is subject to customary closing conditions, including approval by the shareholders of Energy Search. It is expected that the transaction will be completed in the early part of the third quarter of 2001.

Charles P. Torrey, Jr., Energy Search's Chief Executive Officer, said: "This merger is an excellent opportunity for our shareholders to become liquid while realizing full and fair value for their investment in Energy Search."

Energy Search, Inc. is an independent oil and gas exploration and production company focused primarily on developmental drilling and production of natural gas reserves in the Appalachian Basin.

EOG Resources, Inc., headquartered in Houston, Texas, explores for, develops, produces and markets natural gas and crude oil primarily in producing basins in the United States, as well as in Canada and Trinidad, and, to a lesser extent, selected other international areas.

Energy Search plans to mail a proxy statement to its shareholders containing information about the merger. Shareholders of Energy Search and other investors are advised to read the proxy statement carefully when it becomes available because it will contain important information about Energy Search, the merger, the persons soliciting proxies related to the merger, including officers and directors of Energy Search, their interest in the merger, and related matters. Shareholders may also obtain free copies of the proxy statement (when available) at the Securities and Exchange Commission's website at http://www.sec.gov.

This press release includes forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that Energy Search expects or anticipates will or may occur in the future are forward-looking statements, including statements concerning the possible outcome of the merger, the impact of the transaction on Energy Search and the anticipated time of closing. A number of risks and uncertainties could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in Energy Search's reports and documents filed from time to time with the SEC.

For further information contact Charles P. Torrey, Chief Executive Officer at 865-531-6562 or David R. Evanson, Gregory FCA Communications, at 610-642-8253.